Exhibit (d)(9)

AMENDMENT NO. 1

TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 1 to INVESTMENT SUB-ADVISORY AGREEMENT dated as of January 1, 2006, by and among Thrivent Asset Management, LLC, Thrivent Mutual Funds, and T. Rowe Price Associates, Inc. (the “Agreement”) hereby amends the Agreement by deleting Schedule I to the Agreement in its entirety and replacing it with Exhibit A to this Amendment, attached hereto.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

THRIVENT MUTUAL FUNDS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Fran Pollack-Matz
Name:	Fran Pollack-Matz
Title:	Vice President

EXHIBIT A

Schedule I

Dated as of March 1, 2013

Sub-advisory Fees

Compensation pursuant to paragraph IV of this Sub-advisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets that are subject to the Sub-adviser’s investment discretion in the Fund:

Thrivent Partner Small Cap Value Fund

0.60% of average daily net assets

For the purposes of determining the sub-advisory fees, average daily net assets include all assets managed by the Sub-adviser, less net cash. Net cash is defined as the total cash in the Fund, less the amount necessary to cover the derivative exposure.